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Exhibit 21.1

SUBSIDIARIES OF FARMER BROS. CO.
Farmer Bros. Co., a Delaware corporation
FBC Finance Co., a California corporation
Coffee Bean Holding Co., Inc., a Delaware corporation
Sierra Herb (inactive), a California corporation

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  Exhibit 21.1